As filed with the Securities and Exchange Commission on March 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEQUANS COMMUNICATIONS S.A.

(Exact name of Registrant as specified in its charter)

French Republic	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sequans Communications S.A.

19 Le Parvis

92073 Paris-La Défense, France

Telephone: +33 1 70 72 16 00

(Address of Principal Executive Offices)

Stock Option Subscription Plan 2013-1

BSA 2013-1 (Warrants) Issuance Agreement

BSA (Warrants) Issuance Agreement, Dated June 25, 2013

(Full title of the plan(s))

GKL Corporate/Search, Inc.

915 L Street, Suite 1250

Sacramento, California 95814

Telephone: +1 916 442 7652

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John V. Bautista, Esq.

Brett Cooper, Esq.

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, California 94025

Telephone: +1 650 614 7400

Facsimile: +1 650 614 7401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value €0.02 per share	36,000	$1.47 (3)	$52,920 (3)	$6.82
Ordinary Shares, nominal value €0.02 per share	1,000,000	$1.95 (4)	$1,950,000 (4)	$251.16
Options and Warrants to Purchase Ordinary Shares	1,036,000	N/A	N/A	N/A
Aggregate Registration Fee				$257.98

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADS. Each ADS represents one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-173002).
(2)	Pursuant to Rule 416 under the Securities Act of 1933 as amended, this Registration Statement shall also cover any Ordinary Shares which become issuable under the Registrant’s Stock Option Subscription Plan, BSA (Warrants) Subscription Plan or BSA (Warrants) Issuance Agreements by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $1.47 per share represents the exercise price for outstanding warrants issued under the Registrant’s BSA (Warrants) Issuance Agreements.
(4)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $1.93 per share represents the weighted average exercise price for outstanding options and warrants issued under the Registrant’s Stock Option Subscription Plan and BSA (Warrants) Subscription Plan.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information called for in Part I of Form S-8 is not being filed with or included with this Registration Statement on Form S-8 (the “Registration Statement”), by incorporation by reference or otherwise, in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Sequans Communications S.A. (the “Registrant”) hereby incorporates into this Registration Statement the following documents, which have been previously filed by the Registrant with the Commission:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013 (File No. 001-35135), filed with the Commission on March 31, 2014, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 20-F referred to in (a) above; and

(c) The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in its Registration Statement on Form 8-A (File No. 001-35135), filed with the Commission on April 12, 2011 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Names Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant maintains liability insurance for its directors and officers, including coverage against liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	By-laws of Sequans Communications S.A. (incorporated by reference to Exhibit 1.1 to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

5.1*	Opinion of Orrick Rambaud Martel

23.1*	Consent of Orrick Rambaud Martel (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Audit, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Stock Option Subscription Plan 2013-1 (incorporated by reference to Exhibit 4.1(c) to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

99.2	BSA 2013-1 (Warrants) Issuance Agreement (incorporated by reference to Exhibit 4.2(c) to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

99.3	BSA (Warrants) Issuance Agreement, dated June 25, 2013 (incorporated by reference to Exhibit 4.8 to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on March 31, 2014.

SEQUANS COMMUNICATIONS S.A.

By:	/s/ Georges Karam
Name:	Dr. Georges Karam
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Georges Karam and Deborah Choate, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dr. Georges Karam	Chairman and Chief Executive Officer (Principal Executive Officer)	March 31, 2014
Dr. Georges Karam

/s/ Deborah Choate	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2014
Deborah Choate

/s/ Gilles Delfassy	Director	March 31, 2014
Gilles Delfassy

/s/ James Patterson	Director	March 31, 2014
James Patterson

/s/ Hubert de Pesquidoux	Director	March 31, 2014
Hubert de Pesquidoux

Name	Title	Date

/s/ Dominique Pitteloud	Director	March 31, 2014
Dominique Pitteloud

/s/ Alok Sharma	Director	March 31, 2014
Alok Sharma

/s/ Zvi Slonimsky	Director	March 31, 2014
Zvi Slonimsky

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United Stated of Sequans Communications, S.A. has signed this Registration Statement or amendment thereto in the City of San Diego, State of California, on March 31, 2014.

By:	/s/ T. Craig Miller
Name:	T. Craig Miller
Title:	U.S. Representative

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	By-laws of Sequans Communications S.A. (incorporated by reference to Exhibit 1.1 to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

5.1*	Opinion of Orrick Rambaud Martel

23.1*	Consent of Orrick Rambaud Martel (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Audit, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Stock Option Subscription Plan 2013-1 (incorporated by reference to Exhibit 4.1(c) to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

99.2	BSA 2013-1 (Warrants) Issuance Agreement (incorporated by reference to Exhibit 4.2(c) to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

99.3	BSA (Warrants) Issuance Agreement, dated June 25, 2013 (incorporated by reference to Exhibit 4.8 to Sequans Communications S.A.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014)

*	Filed herewith.